EXHIBIT 99.1

Flushing Financial Corporation Reports First Quarter GAAP Net Income of $0.33 Per Diluted Common Share, a 10% Increase From the Same Period in 2015, Driven by Record Net Interest Income

FIRST QUARTER 2016

  Core diluted earnings per common share, a non-GAAP measure, were $0.33, an increase of $0.02, or 6.5%, from the three months ended March 31, 2015, but a decrease of $0.09, or 21.4%, from the trailing quarter.
  GAAP diluted earnings per common share were $0.33, an increase of $0.03, or 10.0%, from the three months ended March 31, 2015, but a decrease of $0.07, or 17.5%, from the trailing quarter.
  Core return on average equity, a non-GAAP measure, was 8.1%, 7.9% and 10.3% for the three months ended March 31, 2016 and 2015 and December 31, 2015, respectively.
  GAAP return on average equity was 8.0%, 7.6% and 9.9% for the three months ended March 31, 2016 and 2015 and December 31, 2015, respectively.
  Core return on average assets, a non-GAAP measure, was 0.7%, 0.7% and 0.9% for the three months ended March 31, 2016 and 2015 and December 31, 2015, respectively.
  GAAP return on average assets was 0.7%, 0.7% and 0.8% for the three months ended March 31, 2016 and 2015 and December 31, 2015, respectively.
  The net interest margin was 3.00% for the three months ended March 31, 2016, an increase of two basis points from the trailing quarter.
  Record net interest income totaled $41.1 million for the three months ended March 31, 2016.
  Increased quarterly dividend by 6% to $0.17 per share.

UNIONDALE, N.Y., April 26, 2016 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq:FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced its financial results for the three months ended March 31, 2016.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report another quarter of strong earnings, which was achieved through loan and deposit growth, as well as continued improvements in credit quality, which all contributed to the Company achieving record net interest income for the current quarter. As we grow our balance sheet we continue to focus on adding adjustable rate interest-earning assets and maintaining our prudent underwriting standards.

“Core diluted earnings per common share were $0.33 for the first quarter of 2016, which was a decrease of $0.09 from the trailing quarter. The first quarter’s non-interest expense included several seasonal items which will be reduced for the remainder of the year. These expenses included the annual restricted stock unit awards for employees and directors and an increase in payroll taxes. We anticipate a reduction in non-interest expense in the second quarter of 2016 of $2.8 million from the first quarter of 2016, which equates to approximately $0.06 per diluted common share, after tax.

“During the current quarter, loan originations and purchases totaled $229.2 million, a decrease of $166.4 million from the record originations and purchases achieved in the trailing quarter. Although we experienced a decrease in originations in the current period, we saw our loan pipeline increase 32% in the first quarter to $436.5 million, which we believe positions us well for the remainder of 2016. The current quarter’s originations and purchases included commercial real estate loans due to the higher yields and commercial business loans due to their adjustable rates. These loan categories represented more than 50% of the current quarter’s originations and purchases. We continue to position the balance sheet to hold a larger percentage of assets which will re-price as rates rise. The weighted average yield on loan originations and purchases increased to 3.77% for the first quarter of 2016 from 3.68% and 3.55% for the quarters ended December 31, 2015 and March 31, 2015, respectively. Our loan pipeline remains strong totaling $436.5 million at March 31, 2016.

“Our credit quality for the first quarter continues to improve, as non-accrual loans decreased $0.7 million, or 3.1%, to $22.1 million at March 31, 2016 from $22.8 million at December 31, 2015.  Classified assets decreased by $1.9 million, or 4.2%, to $42.0 million at March 31, 2016 from $43.9 million at December 31, 2015. During the three months ended March 31, 2016, we recognized net recoveries of $0.5 million. Our strong underwriting standards coupled with our practice of obtaining updated appraisals and recording charge-offs, when necessary, has resulted in a 42.1% average loan-to-value for non-performing loans collateralized by real estate at March 31, 2016.

“Our net interest margin for the first quarter of 2016 was 3.00%, an increase of two basis points from the trailing quarter.   Included in net interest income are prepayment penalties and interest recovered from non-accrual loans. The first quarter of 2016 had an elevated level of prepayment penalty income, while interest recovered from non-accrual loans was slightly above the trailing quarter. Absent these two items in both periods, the net interest margin would have decreased by one basis point to 2.83% for the first quarter of 2016 from 2.84% for the fourth quarter of 2015.”

At March 31, 2016, the Bank was considered to be well-capitalized under all regulatory requirements, with Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios of 8.65%, 12.51%, 12.51% and 13.06%, respectively. The Company also is subject to the same regulatory requirements.  At March 31, 2016, the Company’s capital ratios for Tier 1 leverage, Common Equity Tier 1, Tier 1 Risk-based, and Total Risk-based capital ratios were 8.65%, 11.84%, 12.52% and 13.07%, respectively.

Core earnings, a non-GAAP measure, exclude the effects of net losses from fair value adjustments and the gain from life insurance proceeds. Core earnings were $9.7 million for the three months ended March 31, 2016, an increase of $0.6 million, or 7.0%, from $9.1 million in the comparable prior year period. Core diluted earnings per common share were $0.33 for the three months ended March 31, 2016, an increase of $0.02, or 6.5%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP diluted earnings per common share, please refer to the tables in the section titled “Reconciliation of GAAP Earnings and Core Earnings.”

Earnings Summary - Three Months Ended March 31, 2016

Net income for the three months ended March 31, 2016 was $9.6 million, an increase of $0.8 million, or 9.5%, compared to $8.7 million for the three months ended March 31, 2015.  Diluted earnings per common share were $0.33 for the three months ended March 31, 2016, an increase of $0.03, or 10.0%, from $0.30 for the three months ended March 31, 2015.

Return on average equity increased to 8.0% for the three months ended March 31, 2016 from 7.6% for the three months ended March 31, 2015. Return on average assets was 0.7% for both the three months ended March 31, 2016 and 2015.

For the three months ended March 31, 2016, net interest income was a record of $41.1 million, an increase of $3.6 million, or 9.5%, from $37.6 million for the three months ended March 31, 2015. The increase in net interest income was primarily due to an increase of $629.1 million in the average balance of interest-earning assets to $5,490.7 million for the three months ended March 31, 2016 from $4,861.6 million for the comparable prior year period. The yield earned on interest-earning assets decreased 12 basis points to 3.96% for the quarter ended March 31, 2016 from 4.08% for the comparable prior year period. The cost of interest-bearing liabilities decreased two basis points to 1.07% for the three months ended March 31, 2016 as compared to 1.09% for the three months ended March 31, 2015. The effects of the above on both the net interest spread and net interest margin was a decrease of 10 basis points to 2.89% and a decrease of nine basis points to 3.00%, respectively, for the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015. Included in net interest income was prepayment penalty income from loans for the three months ended March 31, 2016 and 2015 totaling $2.2 million and $1.2 million, respectively, along with recovered interest from non-accrual loans totaling $0.1 million and $0.6 million, respectively. Without the prepayment penalty income and recovered interest, the net interest margin for the three months ended March 31, 2016 would have been 2.83%, a decrease of 11 basis points, as compared to 2.94% for the three months ended March 31, 2015.

The decline in the yield on interest-earning assets of 12 basis points was primarily due to a 20 basis point reduction in the yield of total loans, net to 4.33% for the three months ended March 31, 2016 from 4.53% for the three months ended March 31, 2015. The yield on interest-earning assets was positively impacted by an increase of $541.6 million in the average balance of higher yielding total loans, net to $4,389.3 million for the three months ended March 31, 2016 from $3,847.7 million for the comparable prior year period. Additionally, the yield on the securities portfolio increased 17 basis points to 2.64% for three months ended March 31, 2016, from 2.47% for the comparable prior year period. The 20 basis point decrease in the yield on the total loans, net was primarily due to the decline in the rates earned on new loan originations and purchases, as compared to the existing portfolio, loans modifying to lower rates, and higher yielding loans prepaying. The 17 basis point increase in the yield on the securities portfolio was primarily due to the current year purchases totaling $62.1 million at an average yield of 2.88%. Excluding prepayment penalty income and recovered interest from loans, the yield on total loans, net, would have decreased 21 basis points to 4.13% for the three months ended March 31, 2016 from 4.34% for the three months ended March 31, 2015.

The decline in the cost of interest-bearing liabilities of two basis points was primarily due to a decrease of 19 basis points in the cost of certificates of deposit. The decrease in the cost of certificates of deposit was primarily due to maturing issuances being replaced at lower rates. This decrease was partially offset by increases of 20 basis points, five basis points, four basis points and four basis points in the cost of money market, savings, NOW accounts and borrowed funds, respectively, for the three months ended March 31, 2016 from the comparable prior year period. The cost of money market accounts increased primarily due to our shifting Government NOW deposits to a money market product which does not require us to provide collateral, allowing us to invest these funds in higher yielding assets. The cost of savings accounts increased as we raised the rate we pay on some of our savings products to attract additional deposits. The cost of NOW accounts increased primarily due to an increase in the rate we pay on our premium business checking product. The cost of borrowed funds increased due to maturing issuances being replaced at higher rates, as we look to extend the term of our borrowings. Additionally, the cost of interest-bearing liabilities was reduced by an increase in the average balance of lower costing core deposits during the three months ended March 31, 2016 to $2,342.1 million from $2,022.3 million for the comparable prior year period, partially offset by increases of $141.4 million and $106.4 million in the average balance of higher costing borrowed funds and certificates of deposit, respectively, during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.

The net interest margin for the three months ended March 31, 2016 was 3.00%, an increase of two basis points from 2.98% for the three months ended December 31, 2015. The cost of interest-bearing liabilities decreased three basis points during the three months ended March 31, 2016 to 1.07%, while the yield on interest-earning assets decreased one basis point to 3.96% from the three months ended December 31, 2015. The yield on total loans, net decreased one basis point to 4.33% for the three months ended March 31, 2015 from 4.34% for the three months ended December 31, 2015, while the yield on total securities increased one basis point to 2.64% for the three months ended March 31, 2016 from 2.63% for the three months ended December 31, 2015. Included in net interest income was prepayment penalty income from loans for the three months ended March 31, 2016 and December 31, 2015 totaling $2.2 million and $1.6 million, respectively, along with recovered interest from non-accrual loans totaling $0.1 million and $0.2 million, respectively. Without the prepayment penalty income and recovered interest, the net interest margin for the three months ended March 31, 2016 would have been 2.83%, a decrease of one basis point, as compared to 2.84% for the three months ended December 31, 2015.

During the three months ended March 31, 2016 no provision for loan losses was recorded compared to a benefit of $0.7 million recorded during the comparable prior year period. No provision was recorded during the three months ended March 31, 2016 due to the quarterly analysis of the adequacy of the allowance for loan losses indicating that the reserve was at an appropriate level. During the three months ended March 31, 2016, the Bank recorded net recoveries totaling $0.5 million, as we continued to see improvement in credit conditions. During the three months ended March 31, 2016, non-accrual loans decreased $0.7 million to $22.1 million from $22.8 million at December 31, 2015. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 42.1% at March 31, 2016. When we have obtained properties through foreclosure, we have been able to sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio.

Non-interest income for the three months ended March 31, 2016 was $2.5 million, an increase of $0.6 million, or 31.6%, from $1.9 million for the three months ended March 31, 2015. The increase in non-interest income was primarily due to net gains of $0.4 million and $0.3 million from life insurance proceeds and from the sale of loans, respectively.

Non-interest expense was $28.5 million for the three months ended March 31, 2016, an increase of $2.6 million, or 9.9%, from $25.9 million for the three months ended March 31, 2015. The increase in non-interest expense was primarily due to an increase of $1.6 million in salaries and benefits primarily due to annual salary increases and additions in staffing in retail, audit and compliance departments, as well as increases in production incentives and the cost of split dollar life insurance benefits. The first quarter also included an increase of $0.8 million in other operating expenses, primarily due to increased compliance costs and an increase of $0.4 million in professional services expense from increased legal and consulting expenses. Additionally, the first quarter included an increase of $0.4 million in depreciation and amortization expense, primarily due to the opening of two new branches along with the move to our new corporate headquarters both occurring in 2015. The three months ended March 31, 2015 included $0.5 million in one-time expenses stemming from ATM fraud losses. The efficiency ratio improved to 64.5% for the three months ended March 31, 2016 from 64.9% for the three months ended March 31, 2015.

The provision for income taxes for the three months ended March 31, 2016 was $5.6 million, an increase of $0.1 million, or 1.2%, from $5.5 million for the comparable prior year period. The increase was primarily due to an increase of $0.9 million, or 6.3%, in income before income taxes, partially offset by a reduction in the effective tax rate to 37.0% for the three months ended March 31, 2016 from 38.8% in the comparable prior year period. The decrease in the effective tax rate reflects the impact of a change in New York City tax law enacted in 2015, which based on the Company’s lending mix and certain other factors, reduced our New York City tax liability. Additionally, the decrease in the effective tax rate reflects the greater impact that preferential tax items had on the Company’s tax liability during the three months ended March 31, 2016 compared to the three months ended March 31, 2015.

Balance Sheet Summary – At March 31, 2016

Total assets at March 31, 2016 were $5,813.1 million, an increase of $108.4 million, or 1.9%, from $5,704.6 million at December 31, 2015. Total loans, net increased $70.1 million, or 1.6%, during the three months ended March 31, 2016 to $4,436.5 million from $4,366.4 million at December 31, 2015. Loan originations and purchases were $229.2 million for the three months ended March 31, 2016, a decrease of $77.3 million from $306.5 million for the three months ended March 31, 2015. During the three months ended March 31, 2016, we continued to focus on the origination of multi-family residential, commercial real estate and commercial business loans with a full relationship. The loan pipeline remained strong, totaling $436.5 million at March 31, 2016 compared to $330.5 million at December 31, 2015.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $12.0 million, $62.6 million and $111.3 million for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

	For the three months ending
	March 31,	December 31,	March 31,
(In thousands)	2016	2015	2015
Multi-family residential	$69,643	$104,622	$126,746
Commercial real estate	62,137	157,005	86,395
One-to-four family – mixed-use property	18,245	23,390	14,981
One-to-four family – residential	9,493	6,135	13,103
Construction	1,687	1,613	542
Small Business Administration	6,001	2,548	1,248
Commercial business and other	62,034	100,279	63,507
Total	$229,240	$395,592	$306,522

The average rate on mortgage loan originations and purchases was 3.78%, 3.60% and 3.59% for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. The average rate on non-mortgage loan originations and purchases was 3.73%, 3.88% and 3.40% for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. The average rate on total loan originations and purchases was 3.77%, 3.68% and 3.55% for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

The Bank maintains its conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the first quarter of 2016 had an average loan-to-value ratio of 38.7% and an average debt coverage ratio of 248%.

The Bank experienced improvements in its non-accrual loans during the three months ended March 31, 2016, and recorded net recoveries totaling $0.5 million during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank restructures certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, changing the loan to interest only payments for a limited time period or by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured (“TDR”). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	March 31,	December 31,
(In thousands)	2016	2015
Accrual Status:
Multi-family residential	$2,611	$2,626
Commercial real estate	2,358	2,371
One-to-four family - mixed-use property	2,042	2,052
One-to-four family - residential	341	343
Small business administration	32	34
Commercial business and other	2,038	2,083

Total performing troubled debt restructured	$9,422	$9,509

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, at the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Loans 90 days or more past due
and still accruing:
Multi-family residential	$792	$233	$516	$-	$-
Commercial real estate	1,083	1,183	253	416	753
One-to-four family - mixed-use property	743	611	1,293	353	195
One-to-four family - residential	13	13	13	13	13
Construction	570	1,000	-	-	-
Commercial business and other	-	220	222	315	1,932
Total	3,201	3,260	2,297	1,097	2,893

Non-accrual loans:
Multi-family residential	3,518	3,561	4,686	6,352	6,902
Commercial real estate	3,295	2,398	2,407	2,694	3,021
One-to-four family - mixed-use property	5,519	5,952	5,446	6,238	7,224
One-to-four family - residential	8,861	10,120	10,441	11,329	11,212
Small business administration	201	218	234	170	232
Taxi Medallion	196	-	-	-	-
Commercial business and other	511	568	3,089	679	1,035
Total	22,101	22,817	26,303	27,462	29,626

Total non-performing loans	25,302	26,077	28,600	28,559	32,519

Other non-performing assets:
Real estate acquired through foreclosure	4,602	4,932	4,855	4,255	5,252
Total	4,602	4,932	4,855	4,255	5,252

Total non-performing assets	$29,904	$31,009	$33,455	$32,814	$37,771

Non-performing assets to total assets	0.51%	0.54%	0.61%	0.61%	0.71%
Allowance for loan losses to non-performing loans	86.9%	82.6%	80.3%	80.8%	74.6%

Included in loans over 90 days past due and still accruing were nine loans totaling $3.2 million and ten loans totaling $3.3 million at March 31, 2016 and December 31, 2015, respectively, which are past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the loans maturity or repay these loans.

Included in non-performing loans was one loan totaling $0.4 million at March 31, 2016 and December 31, 2015 which was restructured as TDR and not performing in accordance with its restructured terms.

During the three months ended March 31, 2016, 12 loans totaling $3.4 million were added to non-accrual loans, five loans totaling $0.9 million were returned to performing status, six loans totaling $0.9 million were paid in full, five loans totaling $1.7 million were sold, and one loan totaling $0.5 million was transferred to other real estate owned.

Performing loans delinquent 60 to 89 days were $1.4 million at March 31, 2016, a decrease of $0.9 million from $2.4 million at December 31, 2015. Performing loans delinquent 30 to 59 days were $20.0 million at March 31, 2016, a decrease of $5.2 million from $25.2 million at December 31, 2015.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Multi-family residential	$29	$(35)	$54	$112	$74
Commercial real estate	-	-	(100)	18	(54)
One-to-four family – mixed-use property	(173)	18	73	350	75
One-to-four family – residential	(299)	97	(300)	17	153
Co-operative apartments	-	-	-	-	-
Small Business Administration	(31)	17	4	(7)	(20)
Commercial business and other	16	2,005	10	1	43
Total net loan charge-offs (recoveries)	$(458)	$2,102	$(259)	$491	$271

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property’s updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the three months ended March 31, 2016, the Bank sold five non-performing loans for proceeds totaling $1.7 million, realizing a gain on sale of $23,000. Additionally, during the three months ended March 31, 2016, the Bank sold four performing loans at carrying value, for total proceeds of $0.6 million and six performing SBA loans for proceeds totaling $3.5 million, realizing a gain on sale of $0.3 million.

During the three months ended March 31, 2016, mortgage-backed securities decreased $0.3 million to $668.4 million from $668.7 million at December 31, 2015. The decrease in mortgage-backed securities during the three months ended March 31, 2016 was primarily due to principal repayments of $21.3 million and the amortization of premiums totaling $0.6 million, which were partially offset by an increase of $11.5 million in the fair value of mortgage-backed securities and purchases of $10.1 million at an average yield of 2.63%.

During the three months ended March 31, 2016, other securities, including securities held-to-maturity, increased $49.9 million, or 15.1%, to $380.7 million from $330.8 million at December 31, 2015. The increase in other securities during the three months ended March 31, 2016 was primarily due to purchases of $52.1 million at an average yield of 2.93% and an increase of $0.4 million in the fair value of other securities, which was partially offset by maturities totaling $2.0 million and the amortization of premiums totaling $0.7 million. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds, collateralized loan obligations and corporate bonds.

Total liabilities were $5,325.3 million at March 31, 2016, an increase of $93.7 million, or 1.8%, from $5,231.6 million at December 31, 2015. During the three months ended March 31, 2016, due to depositors increased $151.6 million, or 3.9%, to $4,007.3 million, due to an increase of $192.8 million in core deposits, which was partially offset by a decrease of $41.2 million in certificates of deposit. The increase in core deposits was due to increases of $162.2 million, $13.3 million, $11.0 million and $6.3 million in NOW, money market, demand and savings accounts, respectively. Borrowed funds decreased $80.9 million during the three months ended March 31, 2016. The decrease in borrowed funds was primarily due to a net decrease in short-term borrowings totaling $90.0 million at an average cost of 0.53% and the maturity of $71.7 million in long-term borrowings at an average cost of 0.93%, which was partially offset by the addition of $81.8 million in long-term borrowings at an average cost of 1.49%.

Total stockholders’ equity increased $14.7 million, or 3.1%, to $487.8 million at March 31, 2016 from $473.1 million at December 31, 2015. Stockholders’ equity increased primarily due to net income of $9.6 million, an increase in other comprehensive income totaling $6.9 million, primarily due to an increase in the fair value of the securities portfolio and the net impact totaling $3.6 million from the vesting and exercising of shares of employee and director stock plans. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock of $0.17 per common share totaling $5.0 million and the purchase of 15,300 treasury shares, at an average price of $19.82 per share, for a total cost of $0.3 million. Book value per common share was $16.83 at March 31, 2016 compared to $16.41 at December 31, 2015. Tangible book value per common share, a non-GAAP measure, was $16.29 at March 31, 2016 compared to $15.86 at December 31, 2015.

During the quarter ended March 31, 2016, the Company repurchased 15,300 shares of the Company’s common stock at an average cost of 19.82 per share. At March 31, 2016, 884,300 shares may still be repurchased under the currently authorized stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding, net of tax, the net loss recorded from fair value adjustments and subtracted the gain from life insurance proceeds.

	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
	(dollars in thousands, except per share data)

GAAP income before income taxes	$15,176	$14,279	$17,073

Net loss from fair value adjustments	987	595	920
Gain from life insurance proceeds	(411)	-	-

Core income before taxes	15,752	14,874	17,993

Provision for income taxes for core income	6,041	5,801	5,820

Core net income	$9,711	$9,073	$12,173

GAAP diluted earnings per common share	$0.33	$0.30	$0.40

Net loss from fair value adjustments, net of tax	0.02	0.01	0.02
Gain from life insurance proceeds	(0.01)	-	-

Core diluted earnings per common share*	$0.33	$0.31	$0.42

Core net income, as calculated above	$9,711	$9,073	$12,173
Average assets	5,774,750	5,132,959	5,569,011
Average equity	479,424	460,105	470,765
Core return on average assets (annualized)	0.67%	0.71%	0.87%
Core return on average equity (annualized)	8.10%	7.89%	10.34%

* Core diluted earnings per common share may not foot due to rounding.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$51,417	$42,363
Securities held-to-maturity:
Other securities	7,885	6,180
Securities available for sale:
Mortgage-backed securities	668,412	668,740
Other securities	372,851	324,657
Loans:
Multi-family residential	2,039,794	2,055,228
Commercial real estate	1,058,028	1,001,236
One-to-four family ― mixed-use property	571,846	573,043
One-to-four family ― residential	191,158	187,838
Co-operative apartments	8,182	8,285
Construction	7,472	7,284
Small Business Administration	14,701	12,194
Taxi medallion	20,757	20,881
Commercial business and other	531,322	506,622
Net unamortized premiums and unearned loan fees	15,281	15,368
Allowance for loan losses	(21,993)	(21,535)
Net loans	4,436,548	4,366,444
Interest and dividends receivable	19,369	18,937
Bank premises and equipment, net	25,130	25,622
Federal Home Loan Bank of New York stock	53,368	56,066
Bank owned life insurance	114,405	115,536
Goodwill	16,127	16,127
Other assets	47,555	63,962
Total assets	$5,813,067	$5,704,634

LIABILITIES
Due to depositors:
Non-interest bearing	$280,450	$269,469
Interest-bearing:
Certificate of deposit accounts	1,362,062	1,403,302
Savings accounts	268,057	261,748
Money market accounts	485,774	472,489
NOW accounts	1,610,932	1,448,695
Total interest-bearing deposits	3,726,825	3,586,234
Mortgagors' escrow deposits	56,612	36,844
Borrowed funds	1,190,789	1,271,676
Other liabilities	70,612	67,344
Total liabilities	5,325,288	5,231,567

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at March 31, 2016 and December 31, 2015; 28,986,566 shares and 28,830,558 shares outstanding at March 31, 2016 and
December 31, 2015, respectively)	315	315
Additional paid-in capital	211,735	210,652
Treasury stock (2,544,029 shares and 2,700,037 shares at March 31, 2016
and December 31, 2015, respectively)	(46,307)	(48,868)
Retained earnings	320,725	316,530
Accumulated other comprehensive loss, net of taxes	1,311	(5,562)
Total stockholders' equity	487,779	473,067

Total liabilities and stockholders' equity	$5,813,067	$5,704,634

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Interest and dividend income
Interest and fees on loans	$47,558	$45,859	$43,534
Interest and dividends on securities:
Interest	6,592	6,461	5,870
Dividends	119	118	118
Other interest income	94	30	21
Total interest and dividend income	54,363	52,468	49,543

Interest expense
Deposits	7,973	7,740	7,458
Other interest expense	5,257	5,312	4,531
Total interest expense	13,230	13,052	11,989

Net interest income	41,133	39,416	37,554
Provision (benefit) for loan losses	-	664	(734)
Net interest income after provision (benefit) for loan losses	41,133	38,752	38,288

Non-interest income
Banking services fee income	976	1,245	884
Net gain on sale of loans	341	67	2
Net loss from fair value adjustments	(987)	(920)	(595)
Federal Home Loan Bank of New York stock dividends	623	514	518
Gain from life insurance proceeds	411	-	-
Bank owned life insurance	695	723	717
Other income	481	516	404
Total non-interest income	2,540	2,145	1,930

Non-interest expense
Salaries and employee benefits	16,261	12,622	14,666
Occupancy and equipment	2,370	2,415	2,713
Professional services	2,150	2,038	1,779
FDIC deposit insurance	904	859	749
Data processing	1,091	1,046	1,075
Depreciation and amortization	1,032	1,051	668
Other real estate owned/foreclosure expense	153	225	520
Other operating expenses	4,536	3,568	3,769
Total non-interest expense	28,497	23,824	25,939

Income before income taxes	15,176	17,073	14,279

Provision for income taxes
Federal	4,747	5,061	4,252
State and local	868	378	1,294
Total taxes	5,615	5,439	5,546

Net income	$9,561	$11,634	$8,733

Basic earnings per common share	$0.33	$0.40	$0.30
Diluted earnings per common share	$0.33	$0.40	$0.30
Dividends per common share	$0.17	$0.16	$0.16

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months ending
	March 31,		December 31,		March 31,
	2016		2015		2015
Per Share Data
Basic earnings per share	$0.33		$0.40		$0.30
Diluted earnings per share	$0.33		$0.40		$0.30
Average number of shares outstanding for:
Basic earnings per common share computation	29,096,663		28,862,319		29,397,452
Diluted earnings per common share computation	29,111,172		28,878,829		29,418,543
Book value per common share (1)	$16.83		$16.41		$15.84
Tangible book value per common share (2)	$16.29		$15.86		$15.31

Average Balances
Total loans, net	$4,389,331		$4,230,033		$3,847,720
Total interest-earning assets	5,490,714		5,284,978		4,861,642
Total assets	5,774,750		5,569,011		5,132,959
Total due to depositors	3,746,268		3,507,037		3,320,082
Total interest-bearing liabilities	4,959,563		4,765,134		4,389,842
Stockholders' equity	479,424		470,765		460,105
Performance Ratios (3)
Return on average assets	0.66%		0.84%		0.68%
Return on average equity	7.98		9.89		7.59
Yield on average interest-earning assets	3.96		3.97		4.08
Cost of average interest-bearing liabilities	1.07		1.10		1.09
Interest rate spread during period	2.89		2.87		2.99
Net interest margin	3.00		2.98		3.09
Non-interest expense to average assets	1.97		1.71		2.02
Efficiency ratio (4)	64.50		56.00		64.85
Average interest-earning assets to average
interest-bearing liabilities	1.11	X	1.11	X	1.11	X

(1) Calculated by dividing common stockholders’ equity of $487.8 million, $473.1 million and $465.9 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, by 28,986,566, 28,830,558 and 29,407,259 shares outstanding at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2) Calculated by dividing tangible common stockholders’ equity, a non-GAAP measure, of $472.1 million, $457.3 million and $450.2 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, by 28,986,566, 28,830,558 and 29,407,259 shares outstanding at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Tangible common stockholders’ equity is total stockholders’ equity less intangible assets (goodwill, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 are presented on an annualized basis.
(4) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income and non-interest income (excluding net gains and losses from fair value adjustments and life insurance proceeds).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three	At or for the year	At or for the three
	months ended	ended	months ended
	March 31, 2016	December 31, 2015	March 31, 2015

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Tier 1 capital	$497,698	$490,919	$475,860
Common equity Tier 1 capital	470,685	462,883	448,564
Total risk-based capital	519,691	512,454	499,951

Tier 1 leverage capital (well capitalized = 5%)	8.65%	8.84%	9.32%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	11.84	11.83	12.37
Tier 1 risk-based capital (well capitalized = 8.0%)	12.52	12.55	13.12
Total risk-based capital (well capitalized = 10.0%)	13.07	13.10	13.79

Regulatory capital ratios (for Flushing Bank only):
Tier 1 capital	$498,308	$494,690	$474,337
Common equity Tier 1 capital	498,308	494,690	474,337
Total risk-based capital	520,300	516,226	498,428

Tier 1 leverage capital (well capitalized = 5%)	8.65%	8.89%	9.28%
Common equity Tier 1 risk-based capital (well capitalized = 6.5%)	12.51	12.62	13.06
Tier 1 risk-based capital (well capitalized = 8.0%)	12.51	12.62	13.06
Total risk-based capital (well capitalized = 10.0%)	13.06	13.17	13.72

Capital ratios:
Average equity to average assets	8.30%	8.68%	8.96%
Equity to total assets	8.39	8.29	8.84
Tangible common equity to tangible assets	8.14	8.04	8.57

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$22,101	$22,817	$29,626
Non-performing loans	25,302	26,077	32,519
Non-performing assets	29,904	31,009	37,771
Net charge-offs/ (recoveries)	(458)	2,605	271

Asset quality ratios:
Non-performing loans to gross loans	0.57%	0.60%	0.82%
Non-performing assets to total assets	0.51	0.54	0.72
Allowance for loan losses to gross loans	0.49	0.49	0.60
Allowance for loan losses to non-performing assets	73.54	69.45	63.78
Allowance for loan losses to non-performing loans	86.92	82.58	74.08

Full-service customer facilities	19	19	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended
	March 31, 2016				December 31, 2015				March 31, 2015
	Average		Yield/		Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost		Balance	Interest	Cost

	(Dollars in thousands)
Interest-earning assets:
Mortgage loans, net (1)	$3,839,325	$42,454	4.42%		$3,697,169	$41,184	4.46%		$3,358,603	$39,440	4.70%
Other loans, net (1)	550,006	5,104	3.71		532,864	4,675	3.51		489,117	4,094	3.35
Total loans, net	4,389,331	47,558	4.33		4,230,033	45,859	4.34		3,847,720	43,534	4.53
Taxable securities:
Mortgage-backed
securities	658,764	4,174	2.53		674,103	4,281	2.54		702,507	4,381	2.49
Other securities	229,991	1,745	3.03		199,258	1,501	3.01		129,943	720	2.22
Total taxable securities	888,755	5,919	2.66		873,361	5,782	2.65		832,450	5,101	2.45
Tax-exempt securities: (2)
Other securities	127,355	792	2.49		128,024	797	2.49		137,987	887	2.57
Total tax-exempt securities	127,355	792	2.49		128,024	797	2.49		137,987	887	2.57
Interest-earning deposits
and federal funds sold	85,273	94	0.44		53,560	30	0.22		43,485	21	0.19
Total interest-earning
assets	5,490,714	54,363	3.96		5,284,978	52,468	3.97		4,861,642	49,543	4.08
Other assets	284,036				284,033				271,317
Total assets	$5,774,750				$5,569,011				$5,132,959

Interest-bearing liabilities:
Deposits:
Savings accounts	$262,443	298	0.45		$262,103	299	0.46		$266,208	264	0.40
NOW accounts	1,621,779	1,922	0.47		1,405,933	1,746	0.50		1,451,446	1,550	0.43
Money market accounts	457,895	606	0.53		463,551	536	0.46		304,662	253	0.33
Certificate of deposit
accounts	1,404,151	5,121	1.46		1,375,450	5,134	1.49		1,297,766	5,368	1.65
Total due to depositors	3,746,268	7,947	0.85		3,507,037	7,715	0.88		3,320,082	7,435	0.90
Mortgagors' escrow
accounts	49,947	26	0.21		54,121	25	0.18		47,840	23	0.19
Total interest-bearing
deposits	3,796,215	7,973	0.84		3,561,158	7,740	0.87		3,367,922	7,458	0.89
Borrowings	1,163,348	5,257	1.81		1,203,976	5,312	1.76		1,021,920	4,531	1.77
Total interest-bearing
liabilities	4,959,563	13,230	1.07		4,765,134	13,052	1.10		4,389,842	11,989	1.09
Non interest-bearing
demand deposits	273,937				270,651				233,685
Other liabilities	61,826				62,461				49,327
Total liabilities	5,295,326				5,098,246				4,672,854
Equity	479,424				470,765				460,105
Total liabilities and
equity	$5,774,750				$5,569,011				$5,132,959

Net interest income /
net interest rate spread		$41,133	2.89%			$39,416	2.87%			$37,554	2.99%

Net interest-earning assets /
net interest margin	$531,151		3.00%		$519,844		2.98%		$471,800		3.09%

Ratio of interest-earning
assets to interest-bearing
liabilities			1.11	X			1.11	X			1.11	X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.5 million, $1.1 million and $0.7 million for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2) Interest income on tax-exempt securities does not include the tax benefit of the tax-exempt securities.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CALCULATION OF TANGIBLE COMMON EQUITY to TANGIBLE ASSETS
(Unaudited)

	March 31,	December 31,
(In thousands)	2016	2015
Total Equity	$487,779	$473,067
Less:
Goodwill	(16,127)	(16,127)
Intangible deferred tax liabilities	407	406
Tangible Common Equity	$472,059	$457,346

Total Assets	$5,813,067	$5,704,634
Less:
Goodwill	(16,127)	(16,127)
Intangible deferred tax liabilities	407	406
Tangible Assets	$5,797,347	$5,688,913

Tangible Common Equity to Tangible Assets	8.14%	8.04%

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION and LOAN ACTIVITY
(Unaudited)

Loan Composition

			March 2016 vs.				March 2016 vs.
	March 31,	December 31,	December 2015	September 30,	June 30,	March 31,	March 2015
(Dollars in thousands)	2016	2015	% Change	2015	2015	2015	% Change
Loans:
Multi-family residential	$2,039,794	$2,055,228	-0.8%	$2,043,740	$2,017,891	$2,013,249	1.3%
Commercial real estate	1,058,028	1,001,236	5.7%	857,806	726,136	687,823	53.8%
One-to-four family ―
mixed-use property	571,846	573,043	-0.2%	568,401	567,060	573,927	-0.4%
One-to-four family ― residential	191,158	187,838	1.8%	191,430	189,573	190,366	0.4%
Co-operative apartments	8,182	8,285	-1.2%	9,122	7,681	9,413	-13.1%
Construction	7,472	7,284	2.6%	5,671	3,673	2,828	164.2%
Small Business Administration	14,701	12,194	20.6%	10,540	12,181	8,005	83.6%
Taxi medallion	20,757	20,881	-0.6%	21,025	21,211	21,346	-2.8%
Commercial business and other	531,322	506,622	4.9%	479,085	472,485	477,823	11.2%
Net unamortized premiums
and unearned loan fees	15,281	15,368	-0.6%	14,129	13,251	13,274	15.1%
Allowance for loan losses	(21,993)	(21,535)	2.1%	(22,973)	(23,084)	(24,091)	-8.7%
Net loans	$4,436,548	$4,366,444	1.6%	$4,177,976	$4,008,058	$3,973,963	11.6%

Loan Activity

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Loans originated and purchased	$229,240	$395,592	$334,464	$196,883	$306,522
Principal reductions	(152,521)	(206,125)	(155,794)	(158,829)	(118,248)
Loans transferred to held-for-sale	-	-	-	(300)	-
Loans sold	(5,515)	(1,164)	(8,800)	(3,601)	(1,427)
Loan charged-offs	(147)	(2,478)	(168)	(803)	(396)
Foreclosures	(408)	(34)	(773)	(239)	(325)
Net change in deferred (fees) and costs	(87)	1,239	878	(23)	1,555
Net change in the allowance for loan losses	(458)	1,438	111	1,007	1,005
Total loan activity	$70,104	$188,468	$169,918	$34,095	$188,686

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
DEPOSIT COMPOSITION
(Unaudited)

			March 2016 vs.				March 2016 vs.
	March 31,	December 31,	December 2015	September 30,	June 30,	March 31,	March 2015
(In thousands)	2016	2015	% Change	2015	2015	2015	% Change
Deposits
Non-interest bearing	$280,450	$269,469	4.1%	$257,196	$257,575	$250,084	12.1%
Interest bearing:
Certificate of deposit
accounts	1,362,062	1,403,302	-2.9%	1,386,945	1,375,506	1,292,721	5.4%
Savings accounts	268,057	261,748	2.4%	261,400	264,718	269,610	-0.6%
Money market accounts	485,774	472,489	2.8%	438,457	399,191	301,587	61.1%
NOW accounts	1,610,932	1,448,695	11.2%	1,338,715	1,357,412	1,438,239	12.0%
Total interest-bearing
deposits	3,726,825	3,586,234	3.9%	3,425,517	3,396,827	3,302,157	12.9%

Total deposits	$4,007,275	$3,855,703	3.9%	$3,682,713	$3,654,402	$3,552,241	12.8%

Susan K. Cullen
Senior Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400